UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2012 (December 31, 2011)

REGENERON PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)

New York	000-19034	13-3444607
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification No.)
Incorporation)

777 Old Saw Mill River Road, Tarrytown, New York 10591-6707
(Address of principal executive offices, including zip code)

(914) 347-7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On December 31, 2011, Regeneron Pharmaceuticals, Inc. (the “Company”) entered into a non-exclusive license and partial settlement agreement (the “Agreement”) with Genentech, Inc. (“Genentech”) that covers making, using, and selling EYLEA™ (aflibercept) Injection for intravitreal injection in the United States for the prevention and treatment of human eye diseases and disorders. Under the Agreement, the Company received a non-exclusive license to certain patents relating to VEGF receptor proteins, known as the Davis-Smyth patents, and certain other technology patents owned or co-owned by Genentech. The Davis-Smyth patents are the subject of patent litigation between the Company and Genentech now pending in the United States District Court for the Southern District of New York. The Agreement does not cover any non-US patent rights or non-US patent disputes, and does not cover any use of aflibercept other than for prevention and treatment of human eye diseases and disorders. Patent litigation is continuing with respect to matters not covered by the Agreement. The Agreement provides for the Company to make payments to Genentech based on U.S. sales of EYLEA through May 7, 2016, the date the Davis-Smyth patents expire. The Company will make a lump-sum payment of $60 million once cumulative U.S. sales of EYLEA reach $400 million. The Company will also pay royalties of 4.75% on cumulative U.S. sales of EYLEA between $400 million and $3 billion and 5.5% on any cumulative U.S. sales of EYLEA over $3 billion.

A copy of a press release issued by the Company on January 3, 2012 entitled “Regeneron Announces Settlement of Patent Litigation with Genentech for U.S. Ophthalmic Sales of EYLEA™ (aflibercept) Injection” is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document
99.1	Press release issued by the Company on January 3, 2012 entitled “Regeneron Announces Settlement of Patent Litigation with Genentech for U.S. Ophthalmic Sales of EYLEA™ (aflibercept) Injection”

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 3, 2012	REGENERON PHARMACEUTICALS, INC.

	By:	/s/ Joseph J. LaRosa
Name: Joseph J. LaRosa
Title: Senior Vice President, General Counsel and
Secretary

Exhibit Index

Number	Description
99.1	Press release issued by the Company on January 3, 2012 entitled “Regeneron Announces Settlement of Patent Litigation with Genentech for U.S. Ophthalmic Sales of EYLEA™ (aflibercept) Injection”